Exhibit 10.92

Consulting Agreement

This CONSULTING AGREEMENT is made this first day of April, 2005, by and between Senetek PLC, a company organized under the laws of England with its principal place of business at 620 Airpark Road, Napa, California 94558 (“Senetek” and, together with its subsidiaries, the “Company”) and Wade H. Nichols, an individual residing at 1390 St. James Court, St. Helena, California 94574 and 42 Crestview Lane, P.O. Box 751, Sagaponack, New York 11962 (“Consultant”).

The Consultant has served as a senior executive officer of the Company and in connection with the termination of the Consultant’s employment the Company wishes to fix the terms upon which it may avail itself, if desired, of the Consultant’s future services.

Accordingly, in consideration of the mutual promises set forth herein, Senetek and Consultant hereby agree as follows:

1. Consulting Services. Until such time, if any, as the Consultant may commence full-time employment with another employer, and subject to the Consultant’s prior business or personal commitments, the Consultant agrees to provide services within the areas of his prior involvement as a senior executive upon the Company’s request (the “Consulting Services”). The Consulting Services shall be performed personally by Consultant, unless Senetek shall otherwise agree in any particular case, provided however that Consultant may assign this Agreement to a wholly-owned company which will provide for Consultant’s personal services. The Consulting Services shall be performed at such place or places and at such time or times as Senetek may reasonably request, subject to Consultant’s prior business and personal commitments.

2. Consulting Term. The term of this Agreement (the “Term”) shall commence as of May 1, 2004 and shall continue until terminated by either party upon thirty (30) days’ written notice.

3. Consulting Fee; Expense Reimbursement. For legal and licensing-related Consulting Services performed from the Consultant’s home office, the Company shall pay fees to Consultant at the rate of U.S.$200 per hour. For Consulting Services away from the Consultant’s residence, the Company shall pay a fixed fee of U.S.$1,000 per day. The Consultant shall submit invoices for Consulting Services not more frequently than monthly, and the Company shall pay fees within thirty (30) days after invoice date. In addition, the Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred with Senetek’s prior approval in rendering Consulting Services (including reasonable travel, hotel and meal expenses, temporary living expenses if approved by Senetek in advance and telecommunications, postage, photocopy and other like expenses). The Company shall reimburse consulting expenses monthly within thirty (30) days of Consultant submitting an itemized statement of expense reimbursement due, with original receipts attached for expenses in excess of $25. All payments hereunder shall be by direct deposit into the bank account in which the Consultant’s salary checks were deposited during the period of his employment, until such time as the Consultant specifies a different bank account for such purpose. Consultant shall be solely responsible for payment of any and all income taxes due with respect to Consultant’s receipt of all amounts paid hereunder. Consultant acknowledges that the Consulting fees and expense reimbursement provided for hereunder are the only compensation to which Consultant or any other party shall be entitled, by contract or otherwise, in consideration of providing the Consulting Services.

4. Confidentiality. In connection with furnishing Consulting Services, Consultant agrees to comply with all of the provisions of the form of Confidentiality and Non-Disclosure Agreement annexed hereto with respect to Confidential Information of Senetek to the same extent as if he were a “Recipient” signatory thereto.

5. Status of Parties. Consultant acknowledges that Consultant’s status, as respects the Company and any third parties with which Consultant may come in contact in connection with furnishing Consulting Services, is that of a consultant and independent contractor and not an officer, employee or agent of the Company. Consultant agrees not to hold himself out as or represent himself as being, in performing Consulting Services or otherwise, authorized to make any representation or commitment on behalf of the Company or any statement to representatives of the general, business or scientific press on behalf of or for attribution to the Company, whether or not for publication.

6. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforceable in accordance with the laws of the State of California, and the parties irrevocably submit to the exclusive jurisdiction of the courts of that State for the resolution of any disputes hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first set forth above.

SENETEK PLC		CONSULTANT

By:
	Frank J. Massino	Wade H. Nichols
Chairman & CEO

CONFIDENTIALITY AND NON-USE AGREEMENT

THIS AGREEMENT is made the First day of June, 2004, between SENETEK PLC, a company registered under the laws of England whose registered office is at 1400 Montague, Kettering Venture Park, Kettering, Northamptonshire, NN15 7VV, United Kingdom, and whose place of business to which notices hereunder are to be sent is at 620 Airpark Road, Napa, California 94558 (hereinafter, with its affiliates, “Discloser”, it being agreed for all purposes hereof that “affiliates” shall mean, in relation to a party, any entity which directly or indirectly controls or is controlled by such party and “controls” shall mean the power to direct or participate in the direction of the management of another entity, by means of equity ownership, contractual rights or otherwise) and Mr. Wade H. Nichols, an individual having an address to which notices hereunder are to be sent at 42 Crestview Lane, P.O. Box 751, Sagaponack, New York 11962 (hereinafter “Recipient”).

WHEREAS:

Discloser is the owner of certain technical, scientific, medical, clinical, regulatory, commercial, strategic and other data and know-how (hereinafter “Information”) and of certain intellectual property including patents, patent applications, trade secrets, statutory and common law trademarks, and copyrights (hereinafter “Intellectual Property”); and

Discloser is willing to disclose certain of the Information to Recipient solely for the purpose of Recipient performing Consulting Services pursuant to a certain Consulting Agreement dated as of April 1, 2005 (the “Evaluation”);

NOW THEREFORE THE PARTIES AGREE:

1.	Confidential Information

In this Agreement, “Confidential Information” means all Information which is disclosed or communicated to Recipient or his consultants or advisors (collectively, “Representatives”) by or on behalf of Discloser, whether directly or indirectly and whether orally, electronically or in writing or by drawings, samples, diskettes or otherwise for purposes of the Evaluation, unless Recipient shall notify Discloser in writing, within thirty (30) days after the disclosure or communication thereof to Recipient (and shall thereafter prove by documentary evidence) that (i) at the time of disclosure such Information was known to or in the possession of Recipient or (ii) at the time of disclosure such Information was available to the general public.

2.	Confidentiality and Non-Use

2.1	In consideration of Discloser’s disclosure of the Confidential Information, Recipient hereby undertakes to keep the same secret and confidential (according it at least the same physical safekeeping and restricted access as Recipient accords to his own most secret business information) and not to use or permit the use of any of the Confidential Information for any purpose other than the Evaluation, until and unless otherwise expressly agreed by Discloser in writing.

2.2	Recipient agrees to make disclosure of Confidential Information only to those of its Representatives who need to know the specific Confidential Information being disclosed in order for Recipient to perform the Evaluation and who, prior to any such disclosure, execute a copy of the Agreement in the space provided below the parties’ signatures, personally agreeing to be bound by all of the restrictions applicable to Recipient hereunder.

2.3	Recipient further agrees that he will not disclose or permit any of his Representatives to disclose the fact that any Information has been made available to Recipient by Discloser or that the parties are participating in the Evaluation, or any other information regarding any discussions between the parties.

2.4	Recipient acknowledges that all of the Confidential Information and Intellectual Property is the sole and exclusive property of Discloser and covenants that he will not and will not permit any of his Representatives to apply for or seek any patent, trademark, copyright or other statutory or common law protection based upon or related to any of the Confidential Information (except any thereof covered by clauses (i), (ii) or (iii) of subsection 3.2 hereof) or any of the Intellectual Property.

3.	Limitation on Confidentiality and Non-Use

3.1	The obligations of confidentiality and non-use set forth in subsections 2.1, 2.2 and 2.3 shall continue in effect for a period of five (5) years from the date hereof, notwithstanding the completion of the Evaluation, unless Discloser shall otherwise expressly agree in writing in connection with any arrangement that may result from the Evaluation.

3.2	The obligations of confidentiality and non-use set forth in subsections 2.1, 2.2 and 2.3 shall not apply to any Confidential Information which after disclosure by Discloser (i) becomes available to the general public otherwise than as a result of an act, default or breach of this Agreement by Recipient or any of his Representatives, (ii) is received by Recipient from a third party not owing Discloser any duty of confidentiality, (iii) is independently developed on behalf of Recipient by a person who did not have access to any Confidential Information, or (iv) is required to be disclosed by any rule, law, regulation or other act of any governmental or transnational authority, provided however that Recipient shall give Discloser prompt written notice prior to any such disclosure in order to permit Discloser to contest the applicability or enforceability of such requirement or to seek a protective or other similar order with respect thereto.

4.	Return of Confidential Information

Upon completion of the Evaluation or at any time prior thereto that Discloser shall demand by written notice to Recipient, Recipient shall return to Discloser all written or electronic Confidential Information in the possession or control of Recipient or any of his Representatives and shall destroy all notes, working papers or other records prepared by or on behalf of Recipient and in the possession or control of Recipient or any of his Representatives to the extent the same contain Confidential Information, and shall deliver to Discloser a certificate of Recipient attesting under notary seal that Recipient has fully complied with this subsection 4.1.

5.	No Grant of Rights in the Confidential Information or Intellectual Property

5.1	Nothing in this Agreement shall be construed as a grant by Discloser of any right, title or interest in or to the Confidential Information or the Intellectual Property except the right to use the same solely for the purpose of undertaking the Evaluation, subject to all of the terms of this Agreement and any limitations on such use imposed after the date hereof by Discloser.

5.2	Nothing in this Agreement shall be construed as an offer by either party to enter into any form of commercial arrangement, including that described in Schedule 2.

6.	Representation of the Parties. Each party represents and warrants to the other that it has full right and authorization to enter into this Agreement and that such party is subject to no obligations, restrictions or commitments inconsistent with such party’s full performance of this Agreement.

7.	No Representation as to Confidential Information. Although Discloser believes the Confidential Information to be accurate, Recipient acknowledges that Discloser makes no representation or warranty, express or implied, with respect to the accuracy, completeness or fitness for use in the Evaluation of any of the Confidential Information and assumes no liability for any loss, cost or liability of Recipient or any third party arising from Recipient’s use thereof in accordance with this Agreement.

8.	Amendment, Assignment, etc. No party shall be deemed to have waived any of its right hereunder unless such waiver is expressly made in a written notice signed on behalf of the party effecting such waiver. This Agreement may be amended or modified only by a written amendment executed in duplicate by the parties hereto. Recipient may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of Discloser.

9.	Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to the construction and enforcement of agreements made within the State of California between residents thereof and to be wholly performed therein. The parties irrevocably consent to the jurisdiction of the State and Federal courts of the State of California and to service of process in any manner authorized by the rules of such courts.

10.	Miscellaneous. Headings are included in the sections and subsections of this Agreement solely for the convenience of the parties and shall not affect the construction or interpretation of such sections and subsections. This Agreement may be executed in separate counterparts which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized Representatives the day and year first set forth above.

SENETEK PLC

By